EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media)
Dan Loh 914-701-8210 (Investors)

     Atlas Air Worldwide Holdings, Inc.
Reports Strong Second-Quarter Results

2Q05 Net Income Totals $15.9 Million, $0.77 Per Share

Earnings Reflect Enhanced Business Mix, Higher Unit Revenues,
Flat Operating Expenses Excluding Aircraft Fuel

Purchase, N.Y., September 20, 2005 - Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, today reported net income of $15.9 million, or $0.77 per diluted share, on revenues of $395.2 million for the quarter ended June 30, 2005. The June quarter also included operating income of $43.8 million and pretax income of $26.9 million.

“Our second-quarter net income reflects several positive factors,” said Jeffrey H. Erickson, President and Chief Executive Officer of AAWW. “In particular, we benefited from an overall increase in block-hour activity, better utilization of our aircraft, and the continued optimization of available capacity in favor of ACMI leasing and AMC charter operations. Unit revenues in all four of our service types were also higher during the quarter, and operating expenses, excluding aircraft fuel, were essentially flat.”

For the six months ended June 30, 2005, AAWW reported net income of $16.5 million, or $0.80 per diluted share, on revenues of $742.1 million. Operating income in the first half of 2005 totaled $64.2 million, while pretax income reached $28.4 million.

Conference Call

Management will host a conference call to discuss the Company’s second-quarter 2005 financial and operating results at 9:30 A.M. Eastern Daylight Time on Thursday, September 22, 2005.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through September 29, 2005 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11039909#.

2Q05 Performance Highlights Versus 2Q04

Revenue in the second quarter of 2005 totaled $395.2 million, an increase of $56.9 million compared with revenue of $338.3 million in the second quarter of 2004. Operating expenses, meanwhile, increased to $351.4 million from $330.1 million in the same period last year.

Operating income of $43.8 million in the second quarter of 2005 improved by $35.6 million compared with operating income of $8.2 million in the second quarter of 2004.

For the quarter, AAWW posted net income of $15.9 million, including post-emergence costs and related professional fees of $0.8 million. In contrast, it reported a net loss of $51.4 million in the second quarter of 2004, including net reorganization expenses of $39.4 million.

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, second-quarter 2005 EBITDAR (earnings before interest, taxes, depreciation, amortization, aircraft rent expense, and pre-petition and post-emergence costs and related professional fees, as applicable) totaled $95.2 million compared with second-quarter 2004 EBITDAR of $57.8 million. In addition, second-quarter EBITDA (earnings before interest, taxes, depreciation, amortization and pre-petition and post-emergence costs and related professional fees, as applicable) increased to $57.7 million compared with EBITDA of $23.6 million in the second quarter of 2004.

2Q05 Performance Factors Versus 2Q04

Sharply higher revenues in the second quarter of 2005 contributed to a significant improvement in AAWW’s operating income compared with the second quarter of 2004.

Second-quarter 2005 operating revenues reflect the continued reallocation of capacity from the Scheduled Service business into ACMI leasing and AMC charter operations. Total operating revenues increased approximately 17% versus the same quarter last year, reflecting a more than 44% increase in ACMI lease revenue, a nearly 34% increase in AMC charter revenue, and a roughly 89% increase in Commercial charter revenue, offset in part by a 9% reduction in Scheduled Service revenue.

Total operated block hours increased by more than 10%, compared with the second quarter of 2004, on improved aircraft utilization and an approximately 6% increase in the number of average operating aircraft. Most importantly, all four service types realized higher unit revenues on a year-over-year basis. Revenue per block hour increased by approximately 1% in the ACMI leasing business, 11% in the AMC charter business, and more than 24% in the Commercial charter business, while revenue per ATM increased by 32% in the Scheduled Service business.

In the ACMI segment, both an increase in the volume of leasing activity and a modest improvement in average contract lease rates contributed to the expansion in ACMI revenues. In the AMC and Commercial charter segments, stronger revenues reflected an increase in both rates and volumes.

While total capacity in Scheduled Service was reduced by over 31% (as measured by ATMs), unit revenues (RATM) increased 32% and yield grew by more than 24%. In addition, load factor increased to more than 66% from less than 63% in the second quarter of 2004. Scheduled Service’s unit-revenue performance continued to improve due to a number of factors, including the continued optimization of the scheduled-service network and the impact of higher fuel surcharges.

Operating expenses during the quarter were 6% higher than in the second quarter of 2004. Higher fuel prices, increased salaries, wages and benefits, and increased aircraft rent were partially offset by lower ground handling charges and landing fees, reduced depreciation expense, and lower maintenance expense.

The reallocation of capacity out of Scheduled Service and into ACMI operations had a beneficial impact on direct operating expenses during the quarter, including ground handling, landing and overfly fees. Total fuel consumption declined by approximately 13%, reflecting a roughly 13% reduction in non-ACMI block hours. The reduction in consumption was more than offset by a 44% increase in average fuel prices. The net impact was a 25% increase in fuel expense.

Lower maintenance expense was primarily due to fewer D checks (one 747-200) compared with same quarter in 2004 (three 747-400s and two 747-200s), partially offset by an increase in the number of C checks (five 747-200s versus one 747-200).

Significantly lower non-operating expenses during the quarter also contributed to the improvement in AAWW’s pretax results. The principal factors were a $39.4 million reduction in net reorganization expenses and a $2.6 million reduction in net interest expense.

Cash and Cash Equivalents

Cash and cash equivalents, which totaled $133.9 million at December 31, 2004 and $163.6 million at March 31, 2005, rose to $192.5 million at June 30, 2005.

Since June 30, 2005, AAWW’s cash position has benefited from the release to the Company of $15.0 million in restricted funds from the Polar Creditor Trust and from the receipt of $12.6 million in insurance claims proceeds.

2005 Business Outlook

AAWW’s principal business is the airport-to-airport transportation of heavy-freight cargo. AAWW’s current fleet of 42 Boeing 747 freighter aircraft operates throughout the world, providing air cargo and related services through four principal business segments: ACMI Lease Contracts, Scheduled Service, AMC (military) Charters, and Commercial Charters.

AAWW’s current outlook for its principal business segments during 2005 is summarized below:

  We continue to expect that demand for widebody freighter aircraft will exceed supply throughout 2005, which should benefit all of our service types.

  We expect to continue to optimize capacity allocations among our service types.

  We expect that demand in AMC Charter business will be strong in 2005.

Successor Company Versus Predecessor Company

AAWW completed a financial restructuring and emerged from Chapter 11 bankruptcy proceedings in July 2004. In conjunction with its emergence, AAWW applied the provisions of fresh-start accounting effective as of July 27, 2004, at which time a new reporting entity was deemed to be created. As a result, readers of AAWW’s financial statements are cautioned that reported historical financial statements of the Company for periods prior to emergence are not comparable with those for periods after emergence.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR and EBITDA, each excluding pre-petition and post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries

(collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from those forward-looking statements with respect to other matters include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; the market acceptance of AAWW’s new common stock; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on June 30, 2005. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2005.

AAWW assumes no obligation to update the statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Successor	Predecessor	Successor	Predecessor

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Operating Revenues
Scheduled service	$140,971	$155,491	$262,115	$300,559
ACMI lease contracts	122,624	84,871	232,161	168,101
AMC charter	104,357	78,069	193,273	131,182
Charter service	15,562	8,254	31,100	13,852
Other revenue	11,671	11,623	23,482	22,069

Total operating revenues	395,185	338,308	742,131	635,763

Operating Expenses
Aircraft fuel	101,911	81,417	181,518	151,253
Salaries, wages & benefits	57,709	51,056	114,061	103,921
Maintenance, materials and repairs	58,936	61,999	122,955	114,877
Aircraft rent	37,570	34,159	74,429	71,814
Ground handling	19,350	23,433	37,508	46,014
Landing fees and other rent	20,665	23,530	39,052	45,608
Depreciation and amortization	13,066	15,404	26,070	29,671
Travel	14,553	12,643	29,352	24,789
Pre-petition and post-emergence costs and
related professional fees	843	-	2,484	9,439
Other	26,825	26,463	50,463	52,035

Total operating expenses	351,428	330,104	677,892	649,421

Operating income (loss)	43,757	8,204	64,239	(13,658)

Non-operating Expenses (Income)
Interest income	(1,301)	(280)	(2,119)	(470)
Interest expense (excluding post-petition
contractual interest of $10,678 and $17,797
for the three and six months ended June 30,
2004, respectively)	17,976	19,563	35,798	43,131
Other, net	212	961	2,170	992
Reorganization items, net	-	39,388	-	51,580

Total non-operating expenses	16,887	59,632	35,849	95,233

Income (loss) before income tax expense	26,870	(51,428)	28,390	(108,891)
Income tax expense	11,016	-	11,861	1,117

Net income (loss)	$15,854	$(51,428)	$16,529	$(110,008)

Income (loss) per share:
Basic	$0.78	$(1.34)	$0.82	$(2.87)

Diluted	$0.77	$(1.34)	$0.80	$(2.87)

Weighted average shares:
Basic	20,209	38,378	20,210	38,378

Diluted	20,548	38,378	20,536	38,378

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in millions)
(Unaudited)

	Successor	Predecessor	Successor	Predecessor

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Income (loss) before income taxes	$26,870	$(51,428)	$28,390	$(108,891)

Reorganization items, net	-	39,388	-	51,580
Pre-petition and post-emergence costs and
related professional fees	843	-	2,484	9,439

Pretax income (loss) before pre-petition
and post-emergence costs and related
professional fees and reorganization
items, net	27,713	(12,040)	30,874	(47,872)

Interest expense, net	16,675	19,283	33,679	42,661
Other non-operating expense	212	961	2,170	992

Operating income (loss) before non-
operating expenses, pre-petition and
post-emergence costs and related
professional fees and reorganization
items, net	44,600	8,204	66,723	(4,219)

Depreciation and amortization	13,066	15,404	26,070	29,671

EBITDA	57,666	23,608	92,793	25,452

Aircraft rent	37,570	34,159	74,429	71,814

EBITDAR	$95,236	$57,767	$167,222	$97,266

	Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
		(Unaudited)

	Successor	Predecessor			Successor	Predecessor

	For the Three	For the Three			For the Six	For the Six
	Months Ended	Months Ended	Percent		Months Ended	Months Ended	Percent
	June 30, 2005	June 30, 2004	Change		June 30, 2005	June 30, 2004	Change

Operating Fleet: (average
during the period)
Aircraft count (1)	39.0	36.7	6.3%		39.1	37.8	3.3%

Block Hours
Scheduled Service	9,935	14,374	(30.9%)		19,017	28,284	(32.8%)
ACMI Contract	22,611	15,742	43.6%		43,098	31,454	37.0%
AMC Charter	7,507	6,237	20.4%		13,738	10,774	27.5%
Commercial Charter	998	659	51.5%		2,231	1,268	76.0%
All Other	203	290	(29.9%)		467	590	(20.9%)

Total Block Hours	41,254	37,302	10.6%		78,551	72,370	8.5%

Revenue Per Block Hour
ACMI Contract	$5,423	$5,391	0.6%		$5,387	$5,344	0.8%
AMC Charter	$13,901	$12,517	11.1%		$14,068	$12,176	15.5%
Commercial Charter	$15,593	$12,525	24.5%		$13,940	$10,928	27.6%

Scheduled Service Traffic
RTM’s (000’s)	385,631	529,934	(27.2%)		722,296	1,019,669	(29.2%)
ATM’s (000’s)	580,186	846,374	(31.5%)		1,109,884	1,661,599	(33.2%)
Load Factor	66.5%	62.6%	3.9	pts	65.1%	61.4%	3.7	pts
RATM (2)	$0.243	$0.184	32.1%		$0.236	$0.181	30.6%
RTM Yield (3)	$0.366	$0.293	24.6%		$0.363	$0.295	23.1%

Fuel
Average fuel cost per gallon	$1.61	$1.12	44.1%		$1.54	$1.12	37.2%
Fuel gallons consumed (000’s)	63,094	72,867	(13.4%)		117,791	134,905	(12.7%)

(1) Operating Fleet excludes the following aircraft count that were dry leased or out of service:

Dry leased	3.0	4.0	(25.0%)		3.1	4.0	(22.5%)
Out of service*	0.7	4.0	(82.5%)		0.7	5.1	(86.3%)

*Includes the impact of one aircraft that was damaged and removed from service on January 24, 2005 with respect to which AAWW received a $12.6 million cash-in-lieu-of-repair settlement from its insurance carriers in July 2005.

(2)	RATM represents scheduled service revenue dollars per available ton mile.

(3)	RTM Yield represents scheduled service revenue dollars per revenue ton mile.